Registration No.

                  SECURITIES AND EXCHANGE COMMISSION
                        WASHINGTON, D.C. 20549

                               FORM S-8

        REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                     MODINE MANUFACTURING COMPANY
                     ----------------------------
          (Exact name of issuer as specified in its charter)


          Wisconsin                                    39-0482000
---------------------------------                --------------------
(State of other jurisdiction of                   (IRS Employer
incorporation or organization)                    Identification No.)


          1500 DeKoven Avenue, Racine, Wisconsin   53403-2552
          ---------------------------------------------------
          (Address of Principal Executive Offices) (Zip Code)


     Modine Manufacturing Company 2002 Incentive Compensation Plan
     -------------------------------------------------------------
                       (Full title of the plan)


 D. R. Zakos, Secretary, 1500 DeKoven Avenue, Racine, Wisconsin 53403
 --------------------------------------------------------------------
                (Name and address of agent for service)


                            (262) 636-1200
                            --------------
     (Telephone number, including area code, of agent for service)

                    Calculation of Registration Fee
----------------------------------------------------------------------------
                                  Proposed      Proposed
 Title of                          Maximum       Maximum
Securities           Amount        Offering     Aggregate       Amount of
  to be              to be        Price Per      Offering      Registration
Registered         Registered       Share         Price            Fee
----------         ----------       -----         -----            ---
Common Stock
$0.625 par value    3,000,000
                     shares        $20.69*     $62,070,000*    $5,710.44

* The "Proposed Maximum Offering Price Per Share" and "Proposed Maximum Aggregate Offering Price" are based upon $20.69 per share, the closing price at which such stock was sold on July 16, 2002.

              An Exhibit Index appears at Page 10 herein.

                                PART I

                              THE COMPANY

     Modine Manufacturing Company, a Wisconsin corporation, maintains its principal offices at 1500 DeKoven Avenue, Racine, Wisconsin 53403-2552, telephone no. (262) 636-1200.

     MODINE MANUFACTURING COMPANY 2002 INCENTIVE COMPENSATION PLAN

     This registration statement pertains to 3,000,000 shares of the Common stock, $0.625 par value, of Modine Manufacturing Company pursuant to the Modine Manufacturing Company 2002 Incentive
Compensation Plan (the "Plan"). The Plan was approved by the shareholders of Modine Manufacturing Company (the "Company") on
July 17, 2002.

     The Officer Nomination and Compensation Committee (the
"Committee") of the Board of Directors will administer the 2002 Incentive Compensation Plan (the "Plan"). The Committee is comprised of two or more Directors, all of whom are "disinterested persons" as that term is defined in Rule 16b-3 of the Securities and Exchange Commission and "outside Directors" for purposes of Section 16(m) of the Internal Revenue Code of 1986, as amended by the 1993 Omnibus Budget Reconciliation Act ("OBRA"). The Committee is authorized to interpret the 2002 Plan; establish and amend the rules for its administration; determine which key employees shall be granted options and/or other benefits, the number of shares and the type of options and/or other benefits to be granted to each employee; and amend the 2002 Plan subject to the terms and conditions contained therein. However, no amendment of the 2002 Plan shall, without approval of the stockholders of the Company: (1) increase the total number of shares which may be issued or increase the amount or type of benefits that may be granted;
(2) change the minimum purchase price, if any, of shares of common stock which may be made subject to benefits; or (3) modify the requirements as to eligibility for benefits. The 2002 Plan provides that no employee may receive more than 150,000 shares in any one year. It is expected that the Committee will make these determinations on the basis of the person's responsibilities and present and potential contributions to the success of the Company. Among those who may qualify as recipients of options and/or related benefits will be officers and other key employees of the Company and its majority owned subsidiaries. Stock-based or cash benefits ("Benefit(s)") under the 2002 Plan may be granted, awarded, or paid in any one or a combination of stock purchase agreements, stock awards, stock options (incentive stock options and non-qualified stock options), stock appreciation rights, restricted stock, performance unit plans, performance share plans, book value stock plans, and annual stock or cash incentive plans. There is reserved for issue under the 2002 Plan an aggregate of 3,000,000 shares of common stock, of which no more than twenty-five percent will be restricted stock. The aggregate amount is subject to proportionate adjustments for stock dividends, stock splits, and similar changes. In the event the Company at any time changes the number of issued shares of common stock without new consideration to the Company (by way of stock dividends, stock splits, or similar transactions), the total number of shares reserved for issuance under the Plan and the number of shares covered by each outstanding Benefit will be adjusted so that the aggregate consideration payable to the Company, if any, and the value of each such Benefit will not be changed. In the event of a proposed reorganization, sale, merger, consolidation, dissolution, or liquidation of the Company, outstanding Benefits may also contain provisions for their continuation, acceleration, immediate vesting, or other equitable adjustments, unless otherwise provided by the Board or Committee. The Board or Committee has the right to substitute or assume Benefits in connection with mergers, reorganizations, separations, or other transactions; provided such substitutions and assumptions are permitted by applicable provisions of the Internal Revenue Code and Regulations promulgated thereunder. The number of shares reserved for the 2002 Plan may be increased by the corresponding number of options and other Benefits assumed and, in the case of a substitution, by the net increase and number of shares subject to options or other Benefits before and after the substitution. Benefits (other than non-qualified stock options) are not transferable other than by will or the laws of descent and distribution, or pursuant to a qualified domestic relations order; non-qualified stock options may be assignable or transferable to or for the benefit of a member of the employee's family. No stock options or other Benefits included in the 2002 Plan may be granted after July 17, 2012.

     This Registration Statement applies to newly issued shares and treasury Common Shares of the Company registered for purchase under the Plan. Purchases by the Plan of Common Stock may be from the Company or from the open market.

     Documents containing the information specified in Part I of Form S-8 will be sent or given to participants eligible to participate in the Plan by the Company as specified by Rule 428(b)(1), 17 C.F.R. Section 230.428(b)(1).

                                PART II

Item 3.   Incorporation of Documents by Reference.
          ---------------------------------------

     The following documents and all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold, are hereby incorporated by reference from the date of filing of such documents:

     1.   The Company's 2001-2002 Annual Report on Form 10-K; and

     2. The Company's Definitive Proxy Statement for the 2002 Annual Meeting of Stockholders.

     3. The description of the Modine common stock contained in its Form 10, filed with the Securities and Exchange Commission on May 1, 1935, including any amendment or report filed for the purpose of updating such description; and

     4. The description of the Modine preferred stock purchase rights contained in its Form 8-A, filed with the Securities and Exchange Commission on November 18, 1986, as amended by its Form 8-A12G/A (Amendment No. 1), filed with the Securities and Exchange Commission on January 27, 1995, Form 8-A12G/A (Amendment No. 2), filed with the Securities and Exchange

          Commission on December 20, 1996 and Form 8-A12G/A (Amendment No. 3), filed with the Securities and Exchange Commission on January 29, 1998.

     Note that the description of Modine common stock contained in its Form 10, filed with the Securities and Exchange Commission on May 1, 1935, has been amended and supplemented by the description contained under the caption "Description of Modine Common Stock" in the proxy statement/prospectus which forms a part of the Registration Statement on Form S-4, filed with the Securities and Exchange Commission on March 7, 2001, as amended by its Form S-4/A (Amendment No. 1), filed with the Securities and Exchange Commission on March 16, 2001, and as further amended by a Post-Effective Amendment No. 1 on Form S-8, filed with the Securities and Exchange Commission on May 1, 2001.


Item 6.   Indemnification of Directors and Officers.
          -----------------------------------------

     Certain provisions of the Wisconsin Business Corporation Law, Chapter 180 of the Wisconsin Statutes ("WBCL"), provide that the Company will indemnify the directors and officers of the Company and of each subsidiary company against liabilities and expenses incurred by such person by reason of the fact that such person was serving in such capacity, subject to certain limitations and conditions set forth in the WBCL. The Company's By-laws also provide that the Company will indemnify its directors and officers, and may indemnify any person serving as a director or officer of another business entity at the Company's request, to the extent permitted by the WBCL.

     It is the public policy of the State of Wisconsin, expressed in
Section 180.0859 of the WBCL, to require or permit indemnification and allowance of expenses for any liability incurred in connection with a proceeding involving federal or state statutory or administrative regulation of the offer, sale of purchase of securities, provided the applicable requirements for indemnification and allowance of expenses are satisfied.

     The Company has purchased liability insurance policies which indemnify the Company's directors and officers against loss arising from claims by reason of their legal liability for acts of such directors or officers, subject to limitations and conditions as set forth in the policies.


Item 8.        Exhibits.
-------        ---------

   4(a)        Rights Agreement dated as of October 16,
               1986 between the Registrant and First
               Chicago Trust Company of New York (Rights
               Agent) (filed by reference to the
               Registrant's Annual Report on Form 10-K for the fiscal year ended March 31, 2002).

   4(b)(i)     Rights Agreement Amendment No. 1 dated as of
               January 18, 1995 between the Registrant and
               First Chicago Trust Company of New York
               (Rights Agent) (filed by reference to the

               Registrant's Annual Report on Form 10-K for the fiscal year ended March 31, 2000).

   4(b)(ii)    Rights Agreement Amendment No. 2 dated as of
               January 18, 1995 between the Registrant and
               First Chicago Trust Company of New York
               (Rights Agent) (filed by reference to the Registrant's Annual Report on Form 10-K for the fiscal year ended March 31, 2000).

   4(b)(iii)   Rights Agreement Amendment No. 3 dated as of
               October 15, 1996 between the Registrant and
               First Chicago Trust Company of New York
               (Rights Agent) (filed by reference to the Registrant's Annual Report on Form 10-K for the fiscal year ended March 31, 2001).

   4(b)(iv) Rights Agreement Amendment No. 4 dated as of November 10, 1997 between the Registrant and Norwest Bank Minnesota, N.A., [now known as Wells Fargo Bank Minnesota, N.A.] (Rights Agent) (filed by reference to the Registrant's Annual Report on Form 10-K for the fiscal year ended March 31, 2002).

   4(c)        Bank One Credit Agreement dated April 17,
               2002 (filed by reference to the Registrant's
               Annual Report on Form 10-K for the fiscal year ended March 31, 2002).

               Note:  The amount of long-term debt authorized
               ----
               under any instrument defining the rights of holders of long-term debt of the Registrant, other than as noted above, does not exceed ten percent of the total assets of the Registrant and its subsidiaries on a consolidated basis. Therefore, no such instruments are required to be filed as exhibits to this Form. The Registrant agrees to furnish copies of such instruments to the Commission upon request.

  *5(a)        Opinion regarding legality of original
               issuance securities provided by von Briesen
               & Roper, S.C.

  15           Not Applicable.

 *23(a) Consent of Independent Accountants, provided by PricewaterhouseCoopers LLP

 *23(b)        Consent of Counsel (included in Exhibit 5(a)).

  24           Not Applicable.

 *99           Official text of the Modine Manufacturing
               Company 2002 Incentive Compensation Plan.

* Filed herewith

Item 9.   Undertakings.
          ------------

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i)   to include any prospectus required by Section
                10(a)(3) of the Securities Act of 1933;

          (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

          (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                              SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that is has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Racine, State of Wisconsin, on the 17th day of July, 2002.


                              MODINE MANUFACTURING COMPANY


                              By:   D. R. JOHNSON
                                 ----------------------------------
                                   D. R. Johnson, Chairman and
                                     Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.


  D. R. JOHNSON                                   July 17, 2002
---------------------------------------           -------------
D. R. Johnson, Chairman and Chief                      Date
   Executive Officer and Director


  D. B. RAYBURN                                   July 17, 2002
---------------------------------------           -------------
D. B. Rayburn, President and Chief                     Date
   Operating Officer


  E. T. THOMAS                                    July 17, 2002
---------------------------------------           -------------
E. T. Thomas, Senior Vice President                    Date
   and Chief Financial Officer


  D. R. ZAKOS                                     July 17, 2002
---------------------------------------           -------------
D. R. Zakos, Vice President,                           Date
  General Counsel and Secretary


  R. J. DOYLE                                     July 17, 2002
---------------------------------------           -------------
R. J. Doyle, Director                                  Date


  F. P. INCROPERA                                 July 17, 2002
---------------------------------------           -------------
F. P. Incropera, Director                              Date

  F. W. JONES                                     July 17, 2002
---------------------------------------           -------------
F. W. Jones, Director                                  Date


  D. J. KUESTER                                   July 17, 2002
---------------------------------------           -------------
D. J. Kuester, Director                                Date


  V. L. MARTIN                                    July 17, 2002
---------------------------------------           -------------
V. L. Martin, Director                                 Date


  G. L. NEALE                                     July 17, 2002
---------------------------------------           -------------
G. L. Neale, Director                                  Date


  M. C. WILLIAMS                                  July 17, 2002
---------------------------------------           -------------
M. C. Williams, Director                               Date


  M. T. YONKER                                    July 17, 2002
---------------------------------------           -------------
M. T. Yonker, Director                                 Date

                             EXHIBIT INDEX

                                                                Sequential
Description                                                       Page No.
-----------                                                     ----------

    4(a)       Rights Agreement dated as of October 16,
               1986 between the Registrant and First
               Chicago Trust Company of New York (Rights
               Agent) (filed by reference to the
               Registrant's Annual Report on Form 10-K
               for the fiscal year ended March 31,
               2002).

    4(b)(i)    Rights Agreement Amendment No. 1 dated
               as of January 18, 1995 between the
               Registrant and First Chicago Trust
               Company of New York (Rights Agent) (filed by reference to the Registrant's Annual
               Report on Form 10-K for the fiscal year
               ended March 31, 2000).

    4(b)(ii)   Rights Agreement Amendment No. 2 dated
               as of January 18, 1995 between
               the Registrant and First Chicago Trust
               Company of New York (Rights Agent) (filed by reference to the Registrant's Annual
               Report on Form 10-K for the fiscal year
               ended March 31, 2000).

    4(b)(iii)  Rights Agreement Amendment No. 3 dated
               as of October 15, 1996 between
               the Registrant and First Chicago Trust
               Company of New York (Rights Agent) (filed by reference to the Registrant's Annual
               Report on Form 10-K for the fiscal year
               ended March 31, 2001).

    4(b)(iv)   Rights Agreement Amendment No. 4 dated
               as of November 10, 1997 between the
               Registrant and Norwest Bank Minnesota,
               N.A., [now known as Wells Fargo Bank
               Minnesota, N.A.] (Rights Agent) (filed
               by reference to the Registrant's Annual
               Report on Form 10-K for the fiscal year
               ended March 31, 2002).

    4(c)       Bank One Credit Agreement dated April 17,
               2002 (filed by reference to the Registrant's
               Annual Report on Form 10-K for the fiscal year ended March 31, 2002).

               Note:  The amount of long-term debt
               ----
               authorized under any instrument defining the rights of holders of long-term debt of the Registrant, other than as noted above, does not exceed ten percent of the total assets of the Registrant and its

                                                                Sequential
Description                                                       Page No.
-----------                                                     ----------

               subsidiaries on a consolidated basis.
               Therefore, no such instruments are
               required to be filed as exhibits to this Form. The Registrant agrees to furnish copies of such instruments to the Commission upon request.

   *5(a)       Opinion regarding legality of original               12
               issuance securities provided by von
               Briesen & Roper, S.C.

   15          Not Applicable.

  *23(a)       Consent of Independent Accountants,                  13
               provided by PricewaterhouseCoopers
               LLP

  *23(b)       Consent of Counsel (included in                      12
               Exhibit 5(a)).

   24          Not Applicable.

  *99          Official text of the Modine Manufacturing            14
               Company 2002 Incentive Compensation Plan.


* Filed herewith